EXHIBIT 10.1

December 30, 2009

Philippe Tartavull
[Address on file with Hypercom Corporation]

Re: Employment Agreement with Hypercom Corporation

Dear Philippe:

Upon execution by you and Hypercom, this Agreement will amend and restate in its entirety the current employment agreement, as amended to date, between you and Hypercom Corporation (“Hypercom” or the “Company”) with respect to the terms of your employment with the Company, and will constitute your employment agreement (the “Agreement”) with the Company.

1.
Position with the Company.  You will continue in the position of Chief Executive Officer (CEO) and President of the Company, based at the Company’s headquarters in Scottsdale, Arizona.  You may be called upon to serve in additional or other capacities from time-to-time during your tenure with the Company.  You will faithfully and diligently perform all lawful duties commensurate with these positions, including those duties directed by the Board of Directors of the Company (the “Board”).  In addition, you will continue to serve as a director on the Board, if so elected, so long as you remain the CEO of the Company.

You will continue to work out of the Company’s headquarters Monday through Friday, which shall be your primary place of employment except when your work necessitates business travel.  You agree that you will establish a residence within the greater Phoenix, Arizona, metropolitan area no later than September 30, 2010.

2.
Term.  Your employment by the Company as CEO and President will terminate on December 30, 2012 (the “Term”), unless you and the Company agree to renew or extend such employment.  On or before December 30, 2011, you and the Company will review the employment relationship and at that time the Company may, in its sole discretion, extend the Term of this Agreement until December 30, 2014.

3.	Compensation. You will receive the following compensation for your services pursuant to this Agreement:

(a)
You will receive a base salary of $450,000 per year (the “Base Salary”), which may be adjusted upward at the discretion of the Board or downward in the event of a Company-wide downward compensation adjustment.  Your Base Salary will be paid in equal installments in accordance with the Company’s salary payment policies in effect from time-to-time and such salary payments will be subject to the usual withholding for income tax and other customary deductions.

(b)
Your total target cash compensation shall be $900,000 per year (the “Total Target Cash Compensation”) comprising your Base Salary plus a target annual performance bonus of one hundred percent (100%) of your current Base Salary (the “Target Annual Performance Bonus”).  The Target Annual Performance Bonus or some percentage or multiple of it (the “Annual Performance Bonus Compensation”) will be paid to you if the Company achieves the annual Performance Goals, as defined below, and as determined by the Board; provided that you may be entitled to receive Annual Performance Bonus Compensation in an aggregate amount up to one hundred and fifty percent (150%) of your current Base Salary for each year during the term of this Agreement if the Board deems it consistent with the achievement of the Performance Goals for such year.  The Performance Goals, and the percentage of Target Annual Performance Bonus tied to each, will be specifically defined by the Board in its discretion, but will likely include, but not be limited to, some or all of the following: revenue, EBITDAS (income from operations, excluding special charges, depreciation, amortization and stock-based compensation), gross margin, earnings per share, market share growth and development of the organization (the “Performance Goals”).  The determination as to whether the Company has achieved the Performance Goals will be made by the Board in its discretion, and the Annual Performance Bonus Compensation will be paid to you within five (5) business days following such determination, but in any event no later than the 15th day of the third month following the applicable bonus year.

(c)
Your Total Target Cash Compensation will first be eligible for upward adjustment in connection with the Company-wide adjustment of employee compensation to be effective on April 1, 2010.  Thereafter, your Total Target Cash Compensation may be adjusted upward at the same time as future Company-wide adjustments of employee compensation or as otherwise determined in the discretion of the Board.  In adjusting Total Target Cash Compensation, the Company may choose to adjust either or both of Base Salary and Target Annual Performance Bonus.  Any such adjustment to Total Target Cash Compensation will be linked to an assessment of the Total Target Cash Compensation of executives in like positions in like companies in the U.S.

(d)
You will be eligible, but not entitled, to receive grants of stock options and restricted common stock of the Company in such amounts and subject to such conditions as the Board may determine in its sole and absolute discretion.

(e)
The Company will provide you with housing reimbursement in connection with your business travel to the Company’s headquarters in Scottsdale, Arizona in a reasonable amount to be determined by the Board (the “Housing Reimbursement”); provided, however, that such Housing Reimbursement will be in an amount comparable to the cost of a standard apartment at [Location on file with Hypercom Corporation] located in Scottsdale, Arizona and shall only apply to housing costs incurred while residing in the Scottsdale, Arizona area on business; and further provided that such Housing Reimbursement shall terminate upon the earlier of (1) the date that you establish a residence in the greater Phoenix, Arizona, metropolitan area, or (2) September 30, 2010.

(f)
The Company will provide you with reasonable travel reimbursement, including one round-trip airline ticket per week between Los Angeles, California and Phoenix, Arizona (or comparable airport locations) and transportation to and from the airport in Los Angeles and to and from the airport in Phoenix, consistent with the terms of the Company’s travel policies then in effect for executive officers (the “Travel Reimbursement”); provided, however, that such Travel Reimbursement shall terminate upon the earlier of (1) the date that you establish a residence within the greater Phoenix metropolitan area or (2) September 30, 2010.

(g)
The Company shall make an additional payment (a “Gross-up Payment”) to you equal to the highest marginal applicable federal and state taxes calculated on the total income you are required to include on your federal and state income tax returns as a result of the Housing Reimbursements and Travel Reimbursements pursuant to Sections 3(e) and (f) above (but excluding the amount of income you will be required to include as a result of the Gross-up Payment itself).  Any Gross-up Payment to be paid pursuant to this Agreement shall be timely withheld by the Company and paid over to the applicable taxing authorities.  The Company acknowledges that you currently are a resident of California for state income tax purposes.

(h)
If you move your primary residence from your current residence to the greater Phoenix, Arizona, metropolitan area, the Company will provide you with a moving expense package in accordance with the Company's standard relocation policy for executives (the “Moving Expense Package”).  If you resign for any reason, except as a result of a Change of Control as defined in the Definitions Section, attached hereto, within twelve (12) months of the date of reimbursement for the move, you must reimburse the Company the full amount of the Moving Expense Package granted pursuant to this Section.

(i)
You may participate in any pension or profit sharing plan, stock purchase plan, group benefit plan, medical plan, and/or other benefit plans, either currently in effect or as may be established from time to time by the Company, for which you as an executive officer of the Company are, and remain, eligible to participate.  (You acknowledge that you will not be entitled to any benefits under any discretionary plan unless actually provided to you in accordance with such plan.)

(j)
You covenant and agree that during the term of this Agreement you will comply with the terms and conditions of the stock ownership guidelines then applicable to the CEO position as determined by the Board.

(k)
You will be eligible for, but not entitled to receive, such other compensation as may from time to time be granted to you by the Board in its sole and absolute discretion, including additional bonuses approved by the Board or the Board’s Compensation Committee.

(l)	You will be permitted to take paid time off (“PTO”) in accordance with the Company’s policies and procedures as in effect for executive officers of the Company.

(m)	The Company will pay for or reimburse you for your annual fee for membership in the Young Presidents Organization and for your reasonable expenses related thereto.

4.
Benefits and Employment Matters.  The Company offers a comprehensive array of employee benefit programs.  Currently, those programs include PTO, medical, dental and vision care, paid holidays, disability insurance, life insurance, travel accident insurance, 401(k) Plan, Employee Stock Purchase Plan, and tuition reimbursement.  Details of these programs will be provided to you.  Eligibility for Company benefit programs may vary by employee status, length of service, and by the specific benefit program.  Hypercom reserves the right to modify, suspend or terminate its benefit programs in its sole discretion.

5.
Business Expenses.  The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company’s business, in accordance with the Company’s policies and procedures, including, without limitation, those expenses referred to in Sub-Section (e), (f) and (g) of Section 3.  Any reimbursement of an expense you are entitled to receive pursuant to this Agreement will (a) be paid no later than the last day of your tax year following the tax year in which you incurred the expense, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.

6.	Termination for Cause or by Voluntary Resignation.

(a)
The Company may terminate you for Cause, as defined below.  Upon any termination for Cause, or in the event that you voluntarily resign from the Company, you will be entitled to receive only that compensation due you through the date of termination or resignation, as the case may be.  Your right to exercise any vested options shall be in accordance with the provisions of the Company’s applicable stock incentive plan and option agreement.

(b)
For purposes of this Agreement, “Cause” means if the Board, in its reasonable and good faith discretion, determines that you (i) have developed or pursued interests substantially adverse to the Company, (ii) have materially breached any employment or confidentiality agreement, (iii) have not devoted a majority of your business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company), (iv) are charged by any governmental entity with any felony (excluding traffic violations) that is reasonably determined by the Board to be true and to adversely reflect upon the Company’s standing in the community, or (v) have engaged in gross misconduct or other material omissions that are significantly detrimental to the well-being of the Company.

7.	Death or Disability.

(a)
Except as provided in this Sub-Section 7(a), no salary or benefits shall be payable under this Agreement following the date of your death.  In the event of your death, any Base Salary earned by you up to the date of your death, as well as any unreimbursed expenses or Gross-up Payment, shall be paid to your estate or named beneficiary within ninety (90) days following your death.  In addition, the title to any restricted common stock not governed by a conflicting agreement or performance requirements, the vesting of which is contingent upon continued employment with the Company, shall immediately pass to your estate or named beneficiary.

(b)
If during the term of your employment, you become so disabled or incapacitated by reason of any physical or mental illness or any substance or chemical dependency which renders you unable to perform the services required of you pursuant to your employment for a continuous period of three (3) months, then, at the option of the Board, your employment will terminate at the end of such three (3) month period; provided that (i) the Board exercises reasonable efforts to accommodate such disability in accordance with the American with Disabilities Act, and (ii) during such period of disability, incapacity or incapacity, you will be paid your Base Salary and expenses otherwise payable to you.

(c)
In the event of your death, for a period of twelve (12) months from the date of death the Company will pay for COBRA benefits or the equivalent for your surviving spouse and dependents covered by the Company’s group health plan at the time of your death.  In the event of your termination on account of disability, for a period of twelve (12) months from the date of termination the Company will pay for COBRA benefits or the equivalent for you, your spouse, and your dependents covered by the Company’s group health plan at the time of termination.

8.
Termination by Reason of Company Non-Renewal or Extension of Your Employment.  In the event that the Company does not offer to extend your employment as provided in Section 2 and, as a result, your employment with the Company terminates upon the expiration of the Term, then, in addition to the compensation due you through the date of your termination of employment, you will be entitled to immediate vesting of all your options to purchase common stock of the Company and such options shall remain exercisable until their original expiration date, provided that the release contemplated by Section 19 below becomes effective in accordance with its terms on or before the thirtieth (30th) day following the date of your termination of employment.

9.
Termination by the Company Other than for Cause or by You for Good Reason.  In the event that you are involuntarily terminated by the Company without Cause (other than as a result of your death or disability or the Company’s non-renewal or extension of your employment, as described in Section 8) or you terminate your employment for Good Reason, as defined in the Definition Section, attached hereto, and provided that the release contemplated by Section 19 below becomes effective in accordance with its terms on or before the thirtieth (30th) day following the date of your termination of employment, you be will be entitled to:

(a)
an amount equal to the greater of (A) one (1) year of Base Salary at the rate then in effect or (B) the aggregate amount of Base Salary at the rate then in effect that would be paid for the period from the date of your termination of employment to the end of the Term had you remained employed throughout such period, which amount will be paid in a lump sum on the thirtieth (30th) day following the date of your termination of employment;

(b)
immediate vesting of all of your shares of restricted stock and all of your options to purchase common stock of the Company and such options shall remain exercisable until the expiration date of their original terms; and

(c)
payment by the Company for a period of twelve (12) months from the date of your termination of employment for the COBRA benefits available to you, your spouse and your dependents covered by the Company’s group health plan at the time of your termination of employment.

Notwithstanding the foregoing, this Section 9 shall not apply to a termination of your employment to which Section 10 applies.

10.
Termination for Other than Cause or by You for Good Reason Following Change of Control.  If, within a period of twelve (12) months following a Change of Control, as defined in the Definition Section, attached hereto, you are involuntarily terminated by the Company without Cause (other than as a result of your death or disability or the Company’s non-renewal of your employment, as described in Section 8) or you terminate your employment for Good Reason, and provided that the release contemplated by Section 19 below becomes effective in accordance with its terms on or before the thirtieth (30th) day following the date of your termination of employment, you will be entitled to:

(a)
an amount equal to the greater of (i) eighteen (18) months of Base Salary at the rate then in effect or (ii) the aggregate amount of Base Salary at the rate then in effect that would be paid for the period from the date of your termination of employment to the end of the Term had you remained employed throughout such period, which amount will be paid in a lump sum on the thirtieth (30th) day following the date of your termination of employment;

(b)
immediate vesting of all of your shares of restricted stock and all of your options to purchase common stock of the Company (or its successor) and such options shall remain exercisable until the expiration date of their original terms;

(c)
payment by the Company for a period of eighteen (18) months from the date of your termination of employment for the COBRA benefits available to you, your spouse and your dependents covered by the Company’s group health plan at the time of your termination of employment; and

(d)
reimbursement by the Company of your reasonable moving expenses to relocate your primary residence from the greater Phoenix, Arizona, metropolitan area to Malibu, California, provided that you have previously relocated your primary residence from Malibu, California to the greater Phoenix, Arizona, metropolitan area, and, within a period of six (6) months following your termination of employment covered by this Section 10, you relocate your primary residence from the greater Phoenix, Arizona, metropolitan area to Malibu, California and such relocation is not at the expense of a new employer.

11.
Post-Employment Obligations.  Your continuing employment is subject to the Hypercom Confidentiality, Non-Solicitation, & Non-Compete Agreement dated January 16, 2007 which you previously executed and delivered to the Company.

12.
Representations.  You acknowledge that this employment agreement is based on, and the Company is relying upon, your representation that:  (i) you are not prohibited from entering into any employment arrangement with the Company; (ii) you rightfully possess any and all information that has been discussed or may be discussed with the Company in the future; (iii) no other person or entity has any interest in such information, arising out of any current or previous employment relationship or otherwise; and (iv) you have the lawful right to disclose such information to the Company, that such disclosure or any employment arrangement with the Company will not violate the terms of any employment, non-compete, non-solicitation, confidentiality or non-disclosure agreement, or any other similar agreement, contract, law, code, regulation, or other rights, obligations or prohibitions applicable to such information, and that such information could not be considered in any way a trade secret in any applicable jurisdiction.

13.
Personal Rights and Obligations.  This Agreement and all rights and obligations hereunder are personal and will not be assignable by either you or the Company except as provided in this Section 13, and any purported assignment in violation thereof will be null and void.  Subject to the provisions of Section 10, any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise will assume by contract or operation of law the obligations of the Company hereunder and in such a case you will continue to honor the terms of this Agreement with such business substituted for the Company as the employer.

14.
Board Service.  You agree that you will not serve as a member of the board of directors of any for-profit company other than Hypercom and one other for-profit company for the first eighteen (18) months of the Term, and thereafter you may serve as a director of other for-profit entities, provided that your service on all such boards other than Hypercom, including related travel, does not require more than five percent (5%) of your total available business related time.  You may serve as a member of the board of directors of any not-for-profit entity at any time during the Term, provided that your service on such board and all other for-profit or not-for-profit boards other than Hypercom, including related travel, does not require more than five percent (5%) of your total available business related time.  Except as provided above in this Section 14, your service as a member of the board of directors of any for-profit or not-for-profit entity other than the Company will require the prior consent of the Board, which shall not be unreasonably withheld.

15.
Notices.  Any notice, election or communication to be given hereunder will be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to the Company:

Hypercom Corporation
8888 E. Raintree Drive, Suite 300
Scottsdale, Arizona  85260
Attn:  General Counsel

If to you:

Philippe Tartavull
[Address on file with Hypercom Corporation]

or to such other addresses as the Company or you may from time to time designate by notice hereunder.  Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

16.
Entire Agreement.  Except for your Hypercom Employee Confidentiality, Non-Solicitation & Non-Compete Agreement dated January 16, 2007, the Company’s stock incentive plans or any other incentive plan and related forms of equity award agreement governing equity incentive, and the Company’s policies and procedures to which you are subject, this Agreement constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or written.  This Agreement may be amended only by a writing signed by you and the Company.  This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.

17.
Arbitration.  Any controversy relating to this Agreement or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof.  The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration.  The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s).  This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law.  During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Agreement.  Nothing in this Agreement will preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with any obligations of confidentiality.

18.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Arizona.

19.
Withholding and Release.  You hereby acknowledge that you have carefully reviewed the provisions of this Agreement and agree that the provisions are fair and equitable, and that they are necessary and reasonable in order to protect the Company and its affiliates in the conduct of their business.  You acknowledge and agree that payments made to you hereunder may be subject to applicable withholding.  You further acknowledge and agree that payment of any compensation to be provided to you following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severances, including the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for (i) any continuing obligations required by law or provided herein, and (ii) for any continuing obligations of indemnification due you as an officer or director (or a former officer or director).

20.           Code Section 409A.

(a)
Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement on account of your termination of employment with the Company which constitutes a “Deferral of Compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until you have incurred a “Separation From Service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that you are a “Specified Employee” within the meaning of the Section 409A Regulations as of the date of your Separation From Service, no amount that constitutes a deferral of compensation which is payable on account of your Separation From Service will be paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your Separation From Service or, if earlier, the date of your death following such Separation From Service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)
The Company intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement will be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this Agreement.

(c)
Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(d)	You do not have any right to make any election regarding the time or form of any payment due under this Agreement.

We look forward to continuing to work with you to fully enable your and our shareholders’ mutual success.

Sincerely,

/s/ Norman Stout
Norman Stout
Chairman of the Board

Accepted and Agreed:

/s/ Philippe Tartavull
Philippe Tartavull

Date: December 30th, 2009

Definitions Applicable to

Employment Agreement, Dated December 30, 2009

Between Philippe Tartavull and Hypercom Corporation

“Change of Control” means and includes each of the following:

(1)           the acquisition of beneficial ownership, directly or indirectly, of securities having 50% or more of the combined voting power of the Company’s then outstanding securities by any “Unrelated Person” or “Unrelated Persons” acting in concert with one another either at one time or over a series of purchases.  For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “Group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934.  For purposes of this Section, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company, or any officer, director, or 10% or more shareholder of the Company as of the date of this Agreement

(2)           the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have at least 50% ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

(3)           the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

(4)           the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or

(5)           during any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Good Reason” means, without your consent:

(1)           you suffer a reduction in position or a material adverse change in your functions, duties or responsibilities;

(2)           your Base Salary is reduced by the Company or there is a material reduction in your current benefits (other than a reduction in your Base Salary or benefits as part of overall reduction applicable to all or substantially all other officers); or

(3)           you are required by the Company to reside other than in Maricopa County, Arizona, or in Malibu, California;

provided, however, that your voluntary termination of employment with the Company will not be deemed for Good Reason unless (i) you have notified the Board in writing, within ninety (90) days following the first occurrence of any of the foregoing conditions, of the occurrence of such condition, (ii) the Company has failed to correct such condition within thirty (30) days following the date of such notice, and (iii) you terminate your employment with the Company within six (6) months following the first occurrence of such condition.